                                   (GRAPHIC)

NINTH EDITION 2008

Code of Ethics and Standards of Professional Conduct

GOODMAN & COMPANY, INVESTMENT COUNSEL LTD.

DYNAMIC FUNDS

DF INVESTMENTS S.A.

GOODMAN PRIVATE WEALTH MANAGEMENT

GOODMAN & COMPANY, NY LTD.

GOODMAN & COMPANY, DEALER SERVICES INC.

GOODMAN INSTITUTIONAL INVESTMENTS


                                                             (DUNDEEWEALTH LOGO)

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2   Code of Ethics and Standards of Professional Conduct


TABLE OF CONTENTS

INTRODUCTION ..............................................................    3

1. PURPOSE OF THE CODE ....................................................    4
1.1 Application of the Code ...............................................    4
1.2 Fair Treatment of the Funds ...........................................    4
1.3 Additional Codes of Ethics ............................................    4

2. STANDARDS OF CONDUCT ...................................................    5
2.1 Standard of Care ......................................................    5
2.2 Responsibilities to the Funds .........................................    5
2.3 Obligation to Comply with the Law .....................................    5
2.4 Breach of Code ........................................................    5

3. CONFIDENTIAL INFORMATION ...............................................    6
3.1 Protecting Client Privacy .............................................    6
3.2 Confidentiality .......................................................    6
3.3 Accuracy of Information ...............................................    6
3.4 Release of Confidential Information ...................................    6

4. CONFLICTS OF INTEREST ..................................................    7
4.1 Personal Conflicts of Interest ........................................    7
4.2 Insider Trading Rules .................................................    7
4.3 Outside Directorships .................................................    7
4.4 Policy with Respect to Gifts ..........................................    8

5. SHORT-TERM TRADING IN THE FUNDS ........................................    8

6. PERSONAL TRADING POLICY FOR ACCESS EMPLOYEES ...........................    9
6.1 Trading Policy ........................................................    9
6.2 To Whom Does This Trading Policy Apply? ...............................    9
6.3 Application of the Code to Personal Security Transactions .............   10
6.4 Prohibited Activities .................................................   10
6.5 Requirement to Obtain Prior Approval for Personal Trades ..............   11
6.6 Securities Subject to This Trading Policy .............................   11
6.7 Exempt Securities .....................................................   11
6.8 Requirement for Independent Trading Decision ..........................   12

7. OBTAINING PRIOR APPROVAL FOR PERSONAL TRADES ...........................   13
7.1 Controls and Special Trading Rules ....................................   13
7.2 Personal Trading Reporting Procedures .................................   14
7.3 Compliance Review Procedures ..........................................   15
7.4 Monitoring Committee ..................................................   16
7.5 Report to the Board of Governors ......................................   16
7.6 Review of Code ........................................................   16

8. ANNUAL CERTIFICATION OF COMPLIANCE .....................................   17
8.1 Certification by Employees ............................................   17

Appendix I ................................................................   18
Client Confidentiality (as per the Company's Operations Policies Manual) ..   18

Appendix II ...............................................................   19
CFA Institute - Code of Ethics and Standards of Professional Conduct ......   19

Appendix III ..............................................................   23
Code of Ethics Trading Policy .............................................   23

Appendix IV ...............................................................   25
Legal and Compliance Department Contacts ..................................   25
Monitoring Committee Members ..............................................   26

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                                                         Ninth Edition, 2008   3


INTRODUCTION

As an employee, officer or director of Goodman & Company, Investment Counsel Ltd., (GCICL), you are subject to our Code of Ethics and Standards of Professional Conduct (the "Code"). By adopting and enforcing a Code of Ethics, we strengthen the trust and confidence that our clients place in us by demonstrating that at GCICL, our clients' interests come first. Throughout this Code, reference to clients includes clients of GCICL, its divisions and subsidiary.

Since compliance with this Code is a condition of employment, you are required to read, sign and forward to the Legal and Compliance Department the attached letter of undertaking to comply with the Code. In addition, each year you are required to review the Code and confirm that you will comply with the Company's trading policies and procedures. Please contact the Legal and Compliance Department if you have any questions.

It is the personal responsibility of every employee to avoid any conduct that could create a conflict, or the appearance of a conflict, with our clients, or do anything that could damage or erode the trust our clients place in GCICL and its employees. In accepting employment at GCICL, every employee accepts the obligation to comply with the Code.

While the Code attempts to deal with most situations in which a conflict might arise, it is clearly not possible to describe every situation that may give rise to a conflict. If you have any doubt as to the propriety of any activity, do not assume it is permitted. Take the prudent approach and consult with the Legal and Compliance Department.

The Board of Directors of GCICL, the Board of Directors of Goodman & Company, Dealer Services Inc., and the Board of Governors of the Dynamic Funds have reviewed and approved this document.

Appendix IV to this Code provides a list of contacts in the Legal and Compliance Department.
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4   Code of Ethics and Standards of Professional Conduct


1    PURPOSE OF THE CODE

1.1  Application of the Code

     This Code applies to all full and part-time, permanent, contract and temporary employees, officers and directors of GCICL and its various divisions including Dynamic Funds; Goodman & Company, Investment Counsel; Goodman Private Wealth Management and Goodman Institutional Investments. This Code also applies to all employees, officers and directors of Goodman & Company, Dealer Services Inc., Goodman & Company N.Y. Ltd. and DF Investments S.A. This Code may also apply to employees of related entities as deemed necessary by GCICL's Legal and Compliance Department. For ease of reference, the divisions and subsidiaries of GCICL will hereafter be collectively referred to as the "Company" and all of the individuals to which this Code applies will be collectively referred to as "Employees". This Code also applies to all Associates (as defined in Section 6.2.2) of Employees.

1.2  Fair Treatment of the Funds

     The purpose of this Code is to protect the interests of our clients by fair treatment of Dynamic's funds and all other managed accounts (collectively, the "Funds"), through the highest standards of integrity and ethical business conduct.

     This Code contains specific rules that apply to Access Employees (as defined in Section 6.2.1) and their Associates when they buy or sell securities for their personal account. The rules protect our clients' interests and mitigate the risk of creating an actual, potential or perceived conflict of interest. In particular, the Company does not allow Employees to use information about client transactions for their personal benefit. nor shall Employees, for their personal benefit, refrain from taking action on a client's behalf.

1.3  Additional Codes of Ethics

     In addition to complying with this Code, all Employees must be aware of and comply with the CFA Institute's Code of Ethics and Standards of Professional Conduct as attached in Appendix II.

     Additionally, Employees are required to comply with the policies and procedures contained within the Employee Handbook, which is available online on the Company's intranet under the Human Resources department link.

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                                                         Ninth Edition, 2008   5


2    STANDARDS OF CONDUCT

2.1  Standard of Care

     The Company has a statutory duty to the Funds to at all times act honestly in good faith and in the best interest of clients and exercise the degree of care, diligence and skill that a reasonable, prudent person would exercise in similar circumstances.

2.2  Responsibilities to the Funds

     a) Employees must put the interests of the Funds first, ahead of personal interests. Above all, Employees must not take unfair advantage of their position, knowledge or relationship with the Funds, or engage in any conduct that is not in the best interest of the Funds.

     b) In addition, if an Employee is classified as an "Access Employee", there are special rules in Sections 6 and 7 that apply to his or her personal trading activities. Securities transactions for the Funds always have priority over personal trading transactions.

2.3  Obligation to Comply with the Law

     All Employees of the Company are required to comply with all laws applicable to the Company's business operations, including securities laws and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions.

     Employees have a duty to know, understand and comply with any of those laws that apply to their employment duties and responsibilities. Employees should be aware that their legal obligations may be more extensive than their obligations to the Company and the Funds under this Code. A current list of those jurisdictions with authority over the Company's activities can be obtained from the Legal and Compliance Department.

     If an Employee is uncertain about these requirements, he or she may contact the Legal and Compliance Department for guidance.

2.4  Breach of Code

     Strict adherence to this Code is essential to the Company's integrity and reputation. Failure to comply with this Code is cause for sanctions which range in severity from a formal caution to a warning, revision of responsibilities, fine, suspension or immediate dismissal from employment, depending on the particular circumstances. Failure to comply with certain sections of this Code may also be a violation of securities law and may be punishable accordingly.

     The Code of Ethics Trading Policy Violation Sanctions Guidelines is attached as Appendix III.

     All Employees of the Company have a duty to report any contravention of this Code that comes to their notice, and to cooperate in the investigation of possible breaches of this Code. If an Employee is uncertain about whether a particular activity contravenes the Code, he or she may contact the Legal and Compliance Department for guidance.

     Employees can rely on the Company's Whistleblower Policy to submit a confidential report of contraventions of this Code. The Whistleblower Policy is available online on the Company's intranet under the Human Resources department link.

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6   Code of Ethics and Standards of Professional Conduct


3    CONFIDENTIAL INFORMATION

3.1  Protecting Client Privacy

     In the course of conducting its business, the Company obtains and uses certain personal information relating to clients. To protect the privacy of its clients, the Company will conduct its business in accordance with the following principles.

3.2  Confidentiality

     The confidentiality of relations and dealings between the Company and its clients is paramount in maintaining the Company's reputation. The protection of such confidential or personal information is the responsibility of every Employee.

     The Company's policy with respect to all clients is to maintain complete confidentiality. Personal information that is collected and retained is confidential, and proper safeguards will be employed to protect that confidentiality. The obligation to safeguard confidential and personal information continues even if the Employee leaves the Company.

3.3  Accuracy of Information

     Every reasonable effort will be made to ensure that personal information collected, used, retained or disclosed is accurate, relevant, current and complete. Clients will be encouraged to correct, clarify or update personal information in a timely fashion.

3.4  Release of Confidential Information

     Release of any information concerning a client account without the client's express written consent is strictly prohibited. Without the client's express written consent, Employees must not permit access to, or disclose a client's personal information, except as may be required by a legal process or statutory authority.

     The term "personal information" refers to information that specifically identifies an individual and is provided to or collected by the Company. It includes information that the Company collects from other sources with the client's permission. For example: their name and address, age and gender, personal financial records, identification numbers including social insurance number, personal references and employment records.

     Employees are not permitted to disclose confidential or personal information concerning the Company, its Employees or its clients to persons outside the organization, except in the ordinary course of business, and are not permitted to use this information for personal gain or in a manner that may conflict with the interests of a client. For this purpose, "confidential information" includes, but is not limited to, information concerning the trading program of a portfolio, the securities contained in the portfolio and information provided to the Company by a client, relative to the investment strategy of that client.

     For mutual fund clients, please use the guidelines contained in the Company's Operations Policies Manual, a summary of which is attached hereto as Appendix I. With respect to segregated accounts for institutional clients and high-networth clients, Employees should refer to written instructions from each client or forward all inquiries directly to the client.

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                                                         Ninth Edition, 2008   7


4    CONFLICTS OF INTEREST

4.1  Personal Conflicts of Interest

     Employees must avoid any situation in which their personal interests conflict or appear to conflict with their duties at the Company. If an Employee knows a conflict of interest exists or could arise, he or she should immediately provide all details of the conflict of interest to the Legal and Compliance Department.

     The Legal and Compliance Department is responsible for resolving conflicts of interest and may when necessary, engage the Independent Review Committee of the Dynamic Funds to oversee decisions in situations where GCICL is faced with any actual or perceived conflicts of interest.

     Conflicts of interest may arise in a number of ways. The following examples describe situations that may present a conflict of interest:

     a) a personal interest in a proposed business transaction or in a business activity involving the Company or its affiliates;

     b)   a proposed directorship in an outside company;

     c) becoming an insider of any public company by acquiring more than 10% of the voting rights of that company;

     d) use of the Company's name in connection with outside political, charitable or other business activities;

     e) a material interest in the business of a supplier, contractor, customer, competitor or other companies in which the Company has an investment; and

     f) any business or personal activity that would interfere with the Employee's duties at the Company.

     The above examples are not exhaustive of all situations in which a conflict of interest may exist. If an Employee is uncertain about whether a conflict of interest exists or could arise, he or she should discuss the situation with the Legal and Compliance Department. The determination of conflict of interest will be made in light of the facts of the particular case.

4.2  Insider Trading Rules

     All Employees are subject to the rules relating to insider trading and tipping. Accordingly, insiders are prohibited from trading securities of any company with the knowledge of a material fact or material change relating to that company which has not been generally disclosed. Employees are also prohibited from informing, other than in the necessary course of business, another person or company of a material fact or material change with respect to that company before such material fact or material change has been generally disclosed. The "necessary course of business" exception is a limited one and exists so as not to unduly interfere with the Company's ordinary business activities. For example, the "necessary course of business" exception would generally cover communications with Employees, officers, board members, legal counsel, auditors and other professional advisors to the Company. If an Employee has any questions regarding the insider trading and tipping rules, he or she should contact the Legal and Compliance Department.

4.3  Outside Directorships

     The Company's policy with respect to outside directorships applies to all Employees and their Associates who wish to act as a director of a company.

     No Employee or Associate shall act as a director or in any other similar capacity, (for example: officer of a company) without the prior written consent of the Monitoring Committee of GCICL.

     If the Monitoring Committee of GCICL permits an Employee or Associate to act as a director or in a similar capacity of a company, that Employee or Associate must act in a responsible manner and in accordance with securities legislation.

     Upon joining the Company, Employees must supply the Legal and Compliance Department with a list of all companies for which they or their Associates act as a director or in a similar capacity.

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8   Code of Ethics and Standards of Professional Conduct


4.3  Outside Directorships (continued)

     No approval is required to serve as a trustee or board member of a not-for-profit organization such as a religious organization, foundation, educational institution or private club etc., provided that the organization has not issued and does not have future plans to make an offering of securities to the public. The Company recognizes that Employees often engage in community service and a variety of charitable activities, and it commends such service. However, it is the responsibility of every Employee to confirm that his or her outside activities, even charitable or pro bono activities, do not constitute a conflict of interest.

4.4  Policy with Respect to Gifts

     Gifts and services received from brokers, issuers or other service providers and vendors must be kept within reasonable value limits and never influence any type of decision making with respect to general management, portfolio management or trading. Gifts that could reasonably be expected to affect an Employee's independence, objectivity and loyalty to the Company's managed accounts must not be accepted. In keeping with the intent of this Code, it is extremely important that even the appearance of a possible conflict of interest be avoided.

5    SHORT-TERM TRADING IN THE FUNDS

     Employees are encouraged to invest in the Funds and as a benefit, Employees are permitted to invest directly in the Funds the Company manages without going through a thirdparty dealer (such trades are processed through Goodman & Company, Dealer Services Inc.).

     In order to avoid increased expenses to the Funds, investments by Employees must remain in the Funds (other than money market and dollar-cost averaging funds) for a minimum of 90 days. It is important that Employees set the right example by not engaging in short-term trading. As is the case with all investors in the Funds, investments which are redeemed within 90 days of purchase may be charged a 2% short-term trading penalty, the proceeds of which will be paid to the Fund as compensation for increased expenses.

     However, in the event that this policy will cause undue hardship because of unforeseen circumstances at the time of the original investment, Employees may apply to the Vice President, Compliance to seek relief from the 90-day rule and the 2% short-term trading penalty. (Note: in the case of hedge funds, the short-term trading rule is 180 days and a 5% penalty.)

                                                         Ninth Edition, 2008   9


6    PERSONAL TRADING POLICY FOR ACCESS EMPLOYEES

6.1  Trading Policy

     The Company invests and trades in publicly and privately traded securities for its clients and it is the Company's fiduciary duty to act in the best interest of its clients at all times. From time to time, Employees may own and trade in securities for their own or their Associates' accounts. The rules specified in this Trading Policy protect the interests of the Company's clients and mitigate the risk of a conflict, or the perception of a conflict existing between the interests of the Company's clients and the personal interests of Employees and their Associates.

6.2  To Whom Does This Trading Policy Apply?

     This Trading Policy applies to all Employees who are classified as Access Employees (including full and part-time, permanent, contract and temporary Employees) and their Associates. This Trading Policy may also apply to other related parties as deemed necessary by the Company's Legal and Compliance Department.

     1. In order to facilitate the implementation of this Trading Policy, the Company has created two categories of Employees:

          a) non-Access Employees are those Employees who do not have ready access to confidential client portfolio holdings, portfolio trading activity, investment research or the ongoing investment programs of the Funds; and

          b) Access Employees are those Employees who have access to, or are able to obtain access to, confidential client portfolio holdings, portfolio trading activity, investment research or the ongoing investment programs of the Funds. This category includes all

               i)    Investment Counsel staff,

               ii)   Fund Accounting staff,

               iii)  Legal and Compliance staff,

               iv)   Internal Audit staff,

               v) GCICL Business Transformation & Technology staff and any other BTT staff that have access to, or are able to obtain access to client portfolio holdings and trading activity,

               vi)   Employees who attend weekly Portfolio Manager meetings,

               vii) Employees who have access to, or are able to obtain access to investment research and/or client security holdings and transactions, and

               viii) Employees who request information pertaining to investments made on behalf of clients.

     2.   When used in this Code, an Associate of an Employee means:

          a) brokerage accounts in which the Employee is not the registered owner but is deemed to have a Beneficial Ownership Interest (see
               Section 6.3.2), and

          b) brokerage accounts over which the Employee is able to directly or indirectly exercise control or direction of the investment and voting decisions for securities in those accounts.

          NOTE: EMPLOYEES AND THEIR ASSOCIATES MUST DISCLOSE ALL BROKERAGE ACCOUNTS THEY HAVE THE ABILITY TO EXECUTE TRADES IN REGARDLESS OF WHETHER OR NOT THERE IS ANY TRADING ACTIVITY IN THE ACCOUNT.

     3. All "Access Employees" are subject to special rules and restrictions with respect to trading in securities within brokerage accounts covered by this Trading Policy.

          a) For example, Access Employees must not use any non-public information about the Funds for their direct or indirect personal benefit or in a manner that would not be in the best interest of the Funds.

          b) These restrictions also include what is commonly called "front-running", which is not only a breach of the Code, but is generally punishable under Canada's securities legislation.

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10   Code of Ethics and Standards of Professional Conduct


6.3  Application of the Code to Personal Security Transactions

     1. The trading restrictions described in the Code include but are not limited to the following types of accounts:

          a) brokerage accounts registered in the Employee's name (solely or jointly) including RRSPs and RESPs;

          b) brokerage accounts for which the Employee is able to, directly or indirectly, exercise investment or voting control (for example: trust accounts, powers of attorney, living wills); and

          c) brokerage accounts in which the Employee has a direct or indirect "Beneficial Ownership Interest".

     2. "BENEFICIAL OWNERSHIP INTEREST" means being in a position to receive benefits comparable to ownership benefits (through a family relationship, understanding, agreement or by other arrangements), or having the ability to gain ownership, immediately or at some future time.

          For example, an Employee is considered to have a Beneficial Ownership Interest in a brokerage account:

          a)   registered in the Employee's name;

          b) held by the Employee's spouse or other family members living in the same household (for example: parents, siblings, children);

          c) held by a corporation, partnership or other entity in which the Employee participates in the investment or voting decisions;

          d)   held in trust for the Employee or those listed above, unless:

               i) the trustee is someone other than the Employee's spouse or other family member living in the same household; and

               ii) the Employee is not able to, directly or indirectly, exercise investment or voting control over the account;

          e) held by an Investment Club, of which the Employee or those listed above participate in the investment or voting decisions.

     The above examples are not exhaustive of all situations in which a Beneficial Ownership Interest can exist. If an Employee is uncertain about whether a Beneficial Ownership Interest exists, he or she should discuss the details of the brokerage account with the Legal and Compliance Department. The determination of Beneficial Ownership will be made in light of the facts of the particular case.

     NON-DISCLOSURE OF A BROKERAGE ACCOUNT IS A BREACH OF THE CODE WITH THE CONSEQUENCES AS DESCRIBED IN APPENDIX III - VIOLATION SANCTIONS GUIDELINES. REFER TO THE PERSONAL TRADING REPORTING PROCEDURES IN SECTIONS 7.2(A) AND 7.2(C)(I).

6.4  Prohibited Activities

     The activities listed below are prohibited.

     1.   Violating Canada's securities laws.

     2. Communicating any non-public information concerning the Funds or their investment trading to anyone outside the Company.

     3. Inducing a Fund to take, or fail to take, any action because of personal interests.

     4. Using knowledge of the Fund's portfolio transactions to profit by the market effect of such transactions (for example, "front-running" or similar activities).

     5. Using your position in the Company to obtain special treatment or investment opportunities not generally available to the Funds or the public.

     6. Short-term security trading - the purchase and sale or sale and repurchase of the same security within 30 calendar days. The purpose of this rule is to eliminate real or perceived conflicts of interest presented by potential front-running transactions. The Monitoring Committee

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                                                        Ninth Edition, 2008   11


          (refer to Section 7.4) however, has the authority to approve a personal transaction for exceptional or unusual circumstances. NOTE THAT THE SHORT-TERM TRADING RULE APPLIES TO ALL TRADES INCLUDING DERIVATIVES (E.G. FUTURES, FORWARDS, OPTIONS, SWAPS AND OTHER SECURITIES), SHORT SELLING AND MARGIN CALLS.

          NOTE: THIS RULE APPLIES TO TRADING BY THE ACCESS EMPLOYEE AND ALL THEIR ASSOCIATES AT THE "HOUSEHOLD" LEVEL. FOR EXAMPLE, IF THE EMPLOYEE PURCHASES A SECURITY THAT THEIR ASSOCIATE ALSO HOLDS, NEITHER THEY NOR THEIR ASSOCIATE MAY SELL THE SECURITY DURING THE 30 CALENDAR DAY SHORT-TERM TRADING PERIOD.

     7.   The use of derivatives to evade the restrictions imposed by this Code.

     8. Participating in private placements except with approval by the Monitoring Committee. THIS APPLIES TO BOTH ACCESS AND NON-ACCESS EMPLOYEES. (See the criteria for private placement investing set out in Section 7.1 (b).)

     9. Participating in an initial public offering (IPO) or secondary offering of equity or equity related securities, except with approval by the Monitoring Committee.

     10. Trading by a Portfolio Manager or Portfolio Analyst for his or her personal account in a non-exempt security of an issuer held in his or her managed accounts except with approval by the Monitoring Committee.

     11.  A trade by an Access Employee with intention to trade with the Funds.

     12. A trade by an Access Employee in a security for which there is an unfilled order outstanding by any of the Funds.

     Other activities that are not specifically listed may still be inappropriate if they would place the Employee in a position of conflict with the best interest of the Funds. If an Employee is uncertain about whether a particular activity may be prohibited, he or she should contact the Legal and Compliance Department.

6.5  Requirement to Obtain Prior Approval for Personal Trades

     All Access Employees must obtain pre-clearance or Monitoring Committee approval before executing a personal trade for themselves or their Associates. Only the securities listed in Section 6.7 are exempt from this pre-clearance process. All other trades must be pre-cleared and will only be approved if the trade does not conflict with the best interest of the Funds and has not been offered to the Employee because of his or her position in the Company.

6.6  Securities Subject to This Trading Policy

     For the purposes of this Trading Policy, "Securities" refers to publicly traded securities and means:

     1. common and preferred stock, income and royalty trusts, flow-through shares as well as other types of equity securities of any issuer that has a publicly traded class of securities outstanding;

     2. options, warrants, puts, calls, convertible and exchangeable securities and other like instruments that represent an investment in equity securities of any issuer that has a publicly traded class of securities outstanding; and

     3. debt of any issuer that has a publicly traded class of securities outstanding, for example: corporate bonds.

6.7  Exempt Securities

     The following securities are exempt from the pre-clearance procedures in this Code. They are designated as exempt securities because trading in those securities by Access Employees and their Associates will generally not affect the price of the securities or limit their availability to the Funds, or because trading in those securities by the Funds will not provide a personal benefit to the Access Employee.

     1. securities issued or guaranteed by the Government of Canada, or the government of any province, territory or municipality in Canada;

12   Code of Ethics and Standards of Professional Conduct


     2.   securities issued or guaranteed by any level of foreign government;

     3. guaranteed investment certificates, certificates of deposit and other deposits with financial institutions (although they may not technically be "securities");

     4. short-term debt securities maturing in less than 91 days from their date of issue (for example: commercial paper, treasury bills);

     5.   Dundee Corporation securities(1);

     6.   Dundee Wealth Management Inc. securities(1);

     7.   Dundee Precious Metals Inc. securities(1);

     8.   Dundee REIT(1);

     9. securities obtained pursuant to an employee stock option or purchase plan(1). (NOTE: SUBSEQUENT SALES OF THESE SECURITIES ARE SUBJECT TO PRE-CLEARANCE PROCEDURES EXCEPT IN THE CASE OF STOCK OPTIONS THAT ARE EXERCISED AND SOLD DIRECTLY THROUGH THE ISSUING COMPANY);

     10. securities of open-end mutual funds, segregated funds and pooled trust funds;

     11. index participation units, exchange traded funds or other similar exchange listed products, including the diversiFunds, (Employees must comply with trading blackout periods for the diversiFunds as announced from time to time);

     12. flow-through limited partnership funds - this includes offerings of Canada Dominion Resources (CDR) and CMP Resources (NOTE: FLOW-THROUGH SHARES ARE NOT EXEMPT);

     13. physical commodities or securities relating to those commodities (for example: agricultural futures, metals, oil, gas etc.), foreign exchange, currency futures and financial futures;

     14. non-volitional transactions - these include: gifts or transactions over which the Employee has no control over the timing or corporate actions applicable to all security holders such as stock splits, tender offers, mergers, stock dividends etc.;

     15. Purchases arising out of an automatic dividend reinvestment program of an issuer of a publicly traded security (NOTE: SUBSEQUENT SALES OF THESE SECURITIES REQUIRE PRE-CLEARANCE);

     16. transactions in approved discretionary accounts in which the Employee has no direct or indirect influence or control over the investment decision-making process; and

     17.  any security specifically exempted by the Monitoring Committee.

6.8  Requirement for Independent Trading Decision

     If a Portfolio Manager or Portfolio Analyst has a personal material ownership in a security, (registered ownership, Beneficial Ownership Interest or can exercise investment or voting control), and wishes to buy or sell a security of the same issuer for his or her managed fund, prior to executing the trade, that decision must be approved by the Monitoring Committee, uninfluenced by any factor other than whether the proposed trade is in the best interest of the Funds.

(1)  Subject to insider trading rules.

                                                        Ninth Edition, 2008   13


7    OBTAINING PRIOR APPROVAL FOR PERSONAL TRADES

7.1  Controls and Special Trading Rules

     The following controls and trading rules exist to protect the interests of the Company's clients. Approval will only be granted for personal trades which do not conflict with the best interest of the Funds and for which any anticipated fund trading does not provide a benefit to the Access Employee or their Associates.

     a) NO CONFLICT BY ACCESS EMPLOYEE. The Access Employee must advise the Legal and Compliance Department, (by submitting a Request to Pre-Clear in the PTA Personal Trading system), that he or she:

          i) does not possess material non-public information relating to the security;

          ii) is not aware of any proposed trade or investment program relating to that security by any of the Funds;

          iii) believes the proposed trade has not been offered because of the Access Employee's position in the Company and is available to any market participant on the same terms;

          iv) believes the proposed trade does not contravene any of the prohibited activities listed in Section 6.4; and

          v) will provide any other information requested by the Legal and Compliance Department concerning the proposed personal trade.

     b) SPECIAL RULES FOR PRIVATE PLACEMENTS. Investments in private placements must be approved by the Monitoring Committee and may be permitted in these circumstances.

          i) The Access Employee can clearly demonstrate that the issuer is a "private company" under securities legislation, in other words, a company whose shares cannot be freely transferred, which has no more than 50 shareholders, or is a tax shelter product.

          ii) The Access Employee can clearly demonstrate that there is no reason to believe that the issuer will make a public offering of its securities in the foreseeable future.

          iii) The Access Employee can clearly demonstrate that he or she has a close personal or business relationship (other than a relationship arising from the Access Employee's position with the Company) with the founder of the issuer.

          iv) The Access Employee can clearly demonstrate that there are no perceivable conflicts of interest with the Company's clients.

          v) If the issuer of the Private Placement is a public company, the Monitoring Committee will require that the Funds have priority in allocation of the issue.

     Examples include:

          - shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the Access Employee has a close personal or business relationship (other than a relationship arising from the Access Employee's position with the Company) with the founder or promoter of the issuer; and

          - tax shelters, which are generally available on a private placement basis.

     c)   BLACKOUT PERIODS

          FIVE-DAY BLACKOUT PERIOD: Portfolio Managers and Portfolio Analysts may not trade in a security if their funds or clients have traded in a security of the same issuer within the previous five (5) trading days. In other words, if their fund or client account trades in a security today, the Portfolio Manager or Portfolio Analyst cannot trade in a security of the same issuer for their personal account until the sixth business day after today.

14   Code of Ethics and Standards of Professional Conduct


          ONE-DAY BLACKOUT PERIOD: The blackout period for Access Employees who are not Portfolio Managers or Portfolio Analysts is a single trading day from the fund's previous trade. In other words, if an Access Employee requests approval for a trade in a security for his or her personal account, and a fund is trading in that same security today, the request will be rejected. The Access Employee may resend the request on the next business day.


     d)   TRADING APPROVAL PERIOD


          i) The trading period for approved trades is FIVE (5) BUSINESS DAYS from the date of approval. The expiry date is the last date on which the Access Employee can trade.

          ii) If any part of an approved trade has not been completed by the end of the trading approval period, and the Access Employee still wishes to complete the remainder of the trade, he or she must submit another Request to Pre-Clear in the PTA Personal Trading system.

          iii) If the Access Employee wishes to buy or sell more securities than the approved amount, he or she must submit another Request to Pre-Clear in the PTA Personal Trading system for approval of the difference.

          NOTE: EMPLOYEES ARE CAUTIONED THAT "GOOD UNTIL CANCELLED" OR "LIMIT" ORDERS WILL RESULT IN A VIOLATION IF PRE-CLEARANCE APPROVAL IS NOT OBTAINED OR IF THE PRE-CLEARANCE APPROVAL EXPIRES BEFORE TRADE EXECUTION.

          Any trading by the Funds within the approval period may cause the Legal and Compliance Department to revisit the earlier personal trade pre-clearance to confirm that the approval remains appropriate.

     e) EXCEPTION RULES. The Monitoring Committee may grant an exception to the rules to permit a personal trade to proceed where there is no likelihood of the trade being contrary to the best interest of the Funds. For example, the Monitoring Committee may elect to waive the five (5) trading days blackout period described above where the Funds have disposed of all of their shares of the relevant security and the Access Employee wishes to sell the same security.

7.2  Personal Trading Reporting Procedures

     A)   BROKER ACCOUNTS

          Within five (5) days of commencement of employment with the Company, or reclassification from non-Access to Access, and annually thereafter within 45 days of each calendar year-end, Access Employees and their Associates must provide the Legal and Compliance Department with:

          i)   a list of all brokerage accounts, and

          ii)  a current holdings report for each of the accounts.

          NOTE: EMPLOYEES AND THEIR ASSOCIATES MUST DISCLOSE ALL BROKERAGE ACCOUNTS THEY HAVE THE ABILITY TO EXECUTE TRADES IN, REGARDLESS OF WHETHER OR NOT THERE IS ANY TRADING ACTIVITY IN THE ACCOUNT. THIS INCLUDES BROKERAGE ACCOUNTS OPENED STRICTLY FOR THE PURPOSE OF HOLDING DUNDEEWEALTH SHARES OBTAINED UNDER THE EMPLOYEE SHARE PURCHASE PLAN.

     B)   PRE-CLEARANCE

          Access Employees must select one of the following options with respect to the pre-clearance of trades:

          i) obtain written permission from the Trading Desk before making a personal security transaction through the broker of the Employee's choice. The Trading Desk will reject a pre-clearance request when client trades are pending;

          ii) elect to have Goodman Private Wealth Management, a division of GCICL, provide fully discretionary investment management of the Employees and their Associates' assets; or

                                                        Ninth Edition, 2008   15


          iii) elect to have a third-party registered Investment Manager provide fully discretionary investment management of the Employee's and their Associates' assets.

     C)   SETUP OF NEW BROKERAGE ACCOUNTS

          i) IMMEDIATELY upon setup of a new brokerage account for either the Employee or their Associates, he or she must provide the Legal and Compliance Department with the account details including the name of the broker or financial institution, the account number and the account setup date.

               NOTE - FAILING TO IMMEDIATELY (I.E. ON THE ACCOUNT SETUP DATE) NOTIFY THE LEGAL AND COMPLIANCE DEPARTMENT IS A BREACH OF THE CODE WITH THE CONSEQUENCES AS DESCRIBED IN APPENDIX III -VIOLATION SANCTIONS GUIDELINES.

          ii) The Compliance Administrator will send a letter to the Employee's and their Associates' broker(s) instructing them to deliver duplicate copies of all monthly statements and all confirmation slips for accounts covered by this Code to the Legal and Compliance Department.

          iii) If an Employee participates in the employee share purchase plan, in order to sell the shares, he or she must deposit them in a brokerage account. Access Employees must IMMEDIATELY notify the Legal and Compliance Department when they open a new brokerage account for this purpose.

7.3  Compliance Review Procedures

     a) REVIEW OF REPORTED TRADES. The Legal and Compliance Department is empowered with the responsibility of enforcing the Code. It conducts monthly reviews of all Access Employees and their Associates' personal trading activity to verify compliance with the personal trading policies in this Code.

     b) ANNUAL AUDIT. The Legal and Compliance Department will also perform a selective audit of non-Access Employees and their Associates' personal trading for the previous year prior to January 31 of each year. Employees selected for this audit must be prepared to deliver on request a list of all security accounts, current statements and a list of transactions for the previous year. The purpose of conducting a selective audit of the personal trading of non-Access Employees and their Associates' is to look for trading behaviour that could indicate that the Employee had access to:

          -    confidential client portfolio holdings,

          -    portfolio trading activity,

          -    investment research, or

          -    the ongoing investment programs of the Funds.

          In the event that the audit revealed potential conflicts of interest with our client accounts, Compliance would review the Employee's responsibilities with their manager to determine whether the Employee's non-Access Code classification continues to be valid.

          c) CONFIDENTIALITY OF INFORMATION. All information received by the Legal and Compliance Department will be kept confidential and will only be disclosed as required to administer this Code or as required by securities regulators or other legal authorities. Both the Legal and Compliance Department and the Access Employee and their Associates are required to keep details of personal trading approval requests confidential (whether the trades are approved or rejected), subject to any legal obligation to report the trade under Canada's securities legislation.

          d) ENFORCEMENT OF PERSONAL TRADING POLICY. The Legal and Compliance Department will report any violations of the personal trading policies, and the action taken by the Company, to the Board of Governors of the Dynamic Funds.

16   Code of Ethics and Standards of Professional Conduct


7.4  Monitoring Committee

     The Board of Directors of GCICL has established a committee (the "Monitoring Committee") comprised of senior Compliance and Investment Counsel staff.

     The Monitoring Committee reviews requests from Access Employees for approval to execute certain trades as required by the Code Trading Policy or that would otherwise contravene the Code Trading Policy. (For example: personal trades by Portfolio Managers and Portfolio Analysts in issuers that are also held in their managed accounts, and personal trades in Private Placements IPOs and secondary offerings must be pre-approved by the Monitoring Committee.) The Monitoring Committee reviews all requests with regard to the justification for the request and the potential for conflict of interest with client accounts. At least two members of the Committee are required to approve these requests.

     The Monitoring Committee has the right to review the accounts and trades of Employees and their Associates to verify that their personal holdings and trading activities do not conflict with the interests of clients. If the Monitoring Committee determines that any holding has the potential to conflict with the interests of clients, the Monitoring Committee may require that such holding be disposed of, or that such holding be temporarily managed by GCICL, or may take any other step to protect the interests of GCICL's clients.

     The Monitoring Committee has the authority to waive the application of this Code to any trade or situation where it considers the application of the Code to be unnecessary or inappropriate.

7.5  Report to the Board of Governors

     The Legal and Compliance Department provides a written report, at least quarterly, to the Board of Governors summarizing:

     a)   compliance with the Code for the period under review;

     b)   violations of the Code for the period under review;

     c)   sanctions imposed under the Code during the period under review;

     d)   changes in policies recommended for the Code; and

     e)   any other information requested by the Board of Governors.

7.6  Review of Code

     We review this Code regularly to protect the interests of our clients and to address current regulatory and professional association requirements. Each edition of the Code is in force until replaced by a subsequent edition.

                                                        Ninth Edition, 2008   17


8   ANNUAL CERTIFICATION OF COMPLIANCE

8.1  Certification by Employees

     Since compliance with this Code is a condition of employment, Employees are required to read, sign and forward to the Legal and Compliance Department the attached letter of undertaking to comply with the Code.

     In addition, each year, Employees are required to review the Code and confirm that they will comply with the Company's trading policies and procedures.

     Please contact the Legal and Compliance Department if there are any questions.

18   Code of Ethics and Standards of Professional Conduct


APPENDIX I

CLIENT CONFIDENTIALITY
(as per the Company's Operations Policies Manual)

The Company has a responsibility to its clients to maintain complete confidentiality, which if broken, could result in a lawsuit, loss of goodwill or bad press. This confidentiality is a cornerstone to the industry.

Any client requesting details on his or her account should be referred to the Customer Relations Centre. The Customer Relations Centre may then choose to refer the client to his or her broker or dealer representative. In order to answer the client's questions, Customer Relations Centre personnel must clearly establish that the client is entitled to the information being requested. Procedures include questions such as the client's name, SIn, account numbers and account registration. When the client has clearly identified himself or herself, account information can then be released.

Account information can be released by the Customer Relations Centre or Client Administration personnel to a representative of a broker/dealer who is indicated on a client's account.

Release of information to any other individual is strictly prohibited unless the client has provided written consent.

When a written request for information on the account(s) is received:

1.   The request must come from the client.

2.   If possible, the signature should be matched to the one on file.

3. If there is a discrepancy, it must be brought to the attention of the Manager of the Customer Relations Centre for resolution.

                                                        Ninth Edition, 2008   19


APPENDIX II

CFA INSTITUTE - CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT (effective 1 January 2006)

Preamble

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst(R) (CFA(R)) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

The Code of Ethics

Members of CFA Institute (including Chartered Financial Analyst(R) [CFA(R)] charterholders and candidates for the CFA designation ("Members and Candidates") must:

     - Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

     - Place the integrity of the investment profession and the interests of clients above their own personal interests.

     - Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

     - Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

     - Promote the integrity of, and uphold the rules governing, capital markets.

     - Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

20   Code of Ethics and Standards of Professional Conduct


Standards of Professional Conduct

I.   PROFESSIONALISM

A. KNOWLEDGE OF THE LAW. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. INDEPENDENCE AND OBJECTIVITY. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. MISREPRESENTATION. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. MISCONDUCT. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.  INTEGRITY OF CAPITAL MARKETS

A. MATERIAL NON-PUBLIC INFORMATION. Members and Candidates who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

B. MARKET MANIPULATION. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. LOYALTY, PRUDENCE, AND CARE. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B. FAIR DEALING. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.   SUITABILITY.

1. When Members and Candidates are in an advisory relationship with a client, they must

     a. Make a reasonable inquiry into a client's or prospective clients' investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

     b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

     c. Judge the suitability of investments in the context of the client's total portfolio.

                                                        Ninth Edition, 2008   21


2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. PERFORMANCE PRESENTATION. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. PRESERVATION OF CONFIDENTIALITY. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

     1. The information concerns illegal activities on the part of the client or prospective client.

     2.   Disclosure is required by law.

     3. The client or prospective client permits disclosure of the information.

IV.  DUTIES TO EMPLOYERS

A. LOYALTY. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. ADDITIONAL COMPENSATION ARRANGEMENTS. Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer's interest unless they obtain written consent from all parties involved.

C. RESPONSIBILITIES OF SUPERVISORS. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.   INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A.   DILIGENCE AND REASONABLE BASIS. Members and Candidates must:

     1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

     2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.   COMMUNICATION WITH CLIENTS AND PROSPECTIVE CLIENTS.

Members and Candidates must:

     1. Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

     2. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

     3. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. RECORD RETENTION. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

22   Code of Ethics and Standards of Professional Conduct


VI.  CONFLICTS OF INTEREST

A. DISCLOSURE OF CONFLICTS. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. PRIORITY OF TRANSACTIONS. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. REFERRAL FEES. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. CONDUCT AS MEMBERS AND CANDIDATES IN THE CFA PROGRAM. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B. REFERENCE TO CFA INSTITUTE, THE CFA DESIGNATION, AND THE CFA PROGRAM. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

                                                        ninth Edition, 2008   23


APPENDIX III

CODE OF ETHICS TRADInG POLICY

VIOLATION SANCTIONS GUIDELINES

Section 2.4 refers to sanctions that may be applied in the event that an Employee breaches the Code. The following provides examples of violations and the corresponding sanctions.

CONSEQUENCES OF VIOLATION

If an Employee violates the Code of Ethics Trading Policy, the Legal and Compliance Department will contact the Employee to discuss the incident, taking into consideration any mitigating circumstances. Any sanctions applied will vary depending on the severity of the violation.

VIOLATION CLASSIFICATIONS

Violations are classified as Minor or Material. The following table provides examples of violations and their classifications. This list represents the most common violations. It is not a complete list of all the possible violations.

VIOLATION DESCRIPTION                                             CLASSIFICATION
---------------------                                             --------------
Trading by an Employee or his or her Associates after the five    Minor
(5) day pre-clearance approval period has expired.

Trading by an Employee or his or her Associates in non-exempt     Material
securities without obtaining pre-clearance approval.

Participating in a Private Placement by an Employee or his or     Material
her Associates without obtaining approval from the Monitoring
Committee.

Participating in an Initial Public Offering (IPO) by an           Material
Employee or his or her Associates without obtaining approval from the Monitoring Committee.

Trading by an Employee or his or her Associates within the        Material
30-day short-term trading rule blackout period.

Failing to notify Legal & Compliance of the existence of a        Material
brokerage account either for the Employee or his or her
Associates.

Failing to notify the Legal and Compliance department when        Material

-    an Employee's position is reclassified as Access, or

-    an Employee transfers to an Access position.

24   Code of Ethics and Standards of Professional Conduct


VIOLATION GUIDELINES

Refer to the table below for a description of the actions that may be taken if an Employee or his or her Associates violate the Code of Ethics Trading Policy.

LEVEL   VIOLATION CLASSIFICATION        ACTION
-----   ------------------------        ------
1       MINOR OFFENCE                   The Compliance Administrator will:

                                        -    discuss the circumstance with the Employee and document his or her response in a violation memo,

                                        -    send the Employee a violation memo that will serve as a
                                             warning, and

                                        -    retain a copy of the violation memo in Legal & Compliance's confidential and secure files.

2       REPEAT MINOR OFFENCES           The same actions as noted for Level 1 with the following
        Three minor violations          additions:
        within a 12-month calendar
        period.                         -    the Employee and his or her Manager will sign an
                                             acknowledgement of the violations, and

                                        -    the Employee may be required to attend refresher training on the Code of Ethics Trading Policy.

3       MATERIAL VIOLATION              The same actions as noted for Level 2 with the following
                                        additions:

                                        -    the Employee may be required to reverse the applicable
                                             trade(s) and contribute any profits to the Dynamic Fund
                                             Foundation, and

                                        -    the Employee's personal trading privileges may be suspended for a period of time.

4       REPEAT MATERIAL OFFENCES        The same actions as in Level 3 with the following additions:
        Three material violations
        within a 12-month calendar      -    the Vice President, Compliance will meet with the Employee
        period.                              and his or her Manager to discuss the violations and
                                             sanctions,

                                        -    Legal & Compliance will send a copy of the violation memo to
                                             Human Resources for inclusion in the Employee's personnel
                                             file, and

                                        -    the nature of the violations may warrant revision of the
                                             Employee's responsibilities or dismissal.

5       FRAUDULENT ACTIVITY             The same actions as in Level 4 with the following addition:
        For example: systematic front
        running, insider trading or     -    the Chief Compliance Officer will review the violation(s)
        other evidence of fraud.             and recommend sanctions up to and including dismissal.

AUTHORITY

The Vice President, Compliance has the authority to use discretion and apply appropriate sanctions. The Chief Compliance Officer reserves the right to

     -    revoke personal trading privileges,

     -    require a revision of an Employee's responsibilities, or

     -    require immediate dismissal of an Employee.

                                                        Ninth Edition, 2008   25


IV   LEGAL AND COMPLIANCE DEPARTMENT CONTACTS

     Chief Compliance Officer: TODD BEALLOR

     Compliance Administrator, Code of Ethics: CHRISTINE CARSTENS

     Director, Compliance, Investment Counsel: JEFF CAIRNS

     Senior Compliance Officer, Investment Counsel: NICHOLAS CURRY

     Vice President, Compliance and Privacy Officer: BRUNO CARCHIDI

     Manager, Compliance, Operations: SANDRA KIDD

     Compliance Officer, Operations: MARCIA ABERDEEN

     Associate Compliance Officer, Operations: JUDY TANG

     Manager, Legal Support Services and Registration Officer: VALENTINE
     BEZDICKA

26   Code of Ethics and Standards of Professional Conduct


MONITORING COMMITTEE MEMBERS

     Todd Beallor

     Debra Stockla

     Jeff Cairns

     Bruno Carchidi

GOODMAN & COMPANY,
INVESTMENT COUNSEL LTD.                      (GRAPHIC) Made With 20%
Dundee Place, 1 Adelaide St. E., Ste. 2900             Post Consumer
Toronto, ON M5C 2V9                                    Recycled Fiber   (DUNDEEWEALTH LOGO)